Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

The following is a list of subsidiaries of the registrant as of December 31, 2016.

Name	Jurisdiction of incorporation or organization

THEMAVEN NETWORK, INC.	STATE OF NEVADA